Exhibit 99.3

NOVA MINERALS CORP

PERFORMANCE RIGHTS GRANT NOTICE

(Non-Plan)

(Exchanged Performance Rights)

Nova Minerals Limited recently recently completed a scheme of arrangement under Australian law to redomicile to the State of Nevada, United States (the “Scheme of Arrangement”). Under the Scheme of Arrangement, Nova Minerals Corp (the “Company”) became the new parent company of Nova Minerals Limited, and the performance rights you were previously granted by Nova Minerals Limited (the “Pre-Schemes Performance Rights”) were exchanged for performance rights that, upon vesting, will settle in shares of the common stock of the Company (“Common Stock” and such performance rights, the “Performance Rights” or the “Award”). In connection with the exchange, the number of shares subject to your Pre-Schemes Performance Rights has been adjusted, effective as of the Grant Date below, so that, for every 12 shares subject to the Pre-Schemes Performance Rights, you now hold an Award to acquire one share of Common Stock, with any fractional share rounded down to the nearest whole share. By signing below, you agree to the exchange terms for the Award and agree that the Award is subject to all the terms and conditions set forth in this Performance Rights Grant Notice (this “Grant Notice”) and the attached Performance Rights Agreement, which documents are also intended to serve as a Performance Rights Exchange Deed as referenced in the Scheme of Arrangement.

Holder:

Original Grant Date of the Pre-Schemes Performance Rights:

Grant Date of Performance Rights (As Exchanged):	June 16, 2026

Vesting Commencement Date:	Not applicable

Total Number of Shares Subject to Performance Rights (Post-Exchange):

Class A Performance Rights:

Class B Performance Rights:

Class C Performance Rights:

Award Expiration Date (Date by which the Vesting Conditions Must Be Satisfied):

Vesting Schedule: The Performance Rights will be eligible for vesting as set forth on Exhibit A to this Grant Notice. Vesting must occur by no later than the Award Expiration Date. Upon vesting, the Award will be settled in one share of Common Stock for every vested Performance Right.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice and the Performance Rights Agreement (including any exhibits and appendices thereto). You further acknowledge that this Grant Notice and the Performance Rights Agreement set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject, except as expressly referenced herein. By executing below, you consent to receive the documents related to the Award by electronic delivery.

the company:

NOVA MINERALS CORP

By:
Name:
Title:

HOLDER:

(Signature)

(Print Name)

Email:

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EXHIBIT A

Performance Rights Vesting Schedule

[To insert applicable vesting schedule]

Notwithstanding the foregoing, the Award will become fully vested upon a Change in Control of the Company (as the term “Change in Control” is defined in the Company’s Equity Incentive Plan).

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NOVA MINERALS CORP

Performance rights AGREEMENT

(Non-plan)

(Exchanged Performance Rights)

As set forth in the Grant Notice, you hold Performance Rights to acquire shares of Common Stock (the “Shares”), which, as adjusted pursuant to the terms of the Scheme of Arrangement, are subject to the terms set forth in your Performance Rights Grant Notice, including Exhibit A thereto (the “Grant Notice”), and this Performance Rights Agreement (together with the Grant Notice, this “Agreement”). Capitalized terms not defined in this Performance Rights Agreement but defined in the Grant Notice have the same definitions as in the Grant Notice.

The details of the Award are as follows:

1. Vesting. The Award will vest as set forth in Exhibit A to the Grant Notice. On your termination of employment or service (“Termination of Service”), the unvested portion of the Award will remain outstanding and eligible for vesting until the Award Expiration Date. Any portion of the Award that does not become vested as set forth on Exhibit A to the Grant Notice prior to the outside date for vesting set forth on Exhibit A will automatically terminate and be forfeited for no consideration. Upon vesting, you will be eligible to receive one share of Common Stock for each vested Performance Right, which will be paid in Shares within 60 days of the vesting date, subject to your satisfaction of applicable tax withholding obligations.

2. Compliance with Laws. Notwithstanding any other provision of this Agreement, you may not acquire Shares under the Award unless (a) the Shares are registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if the Shares are not then so registered, the Company has determined that the issuance would be exempt from the registration requirements of the Securities Act, and (b) such issuance complies with all other applicable laws.

3. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Award or the acquisition or sale of the Shares. The Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of the Award, including without limitation under Section 409A of the U.S. Internal Revenue Code of 1986, as amended. You should consult with your personal tax, legal and financial advisors for any such advice.

4. Effect of Termination of Service. On your Termination of Service, the unvested portion of the Award will remain outstanding and eligible to vest upon satisfaction of the vesting conditions, provided satisfaction of the vesting conditions occurs prior to the Award Expiration Date.

5. Non-Transferability of Award. During your lifetime, the Award is not transferable except by will or by the applicable laws of descent and distribution.

6. Responsibility for Taxes.

(a) Regardless of any action taken by the Company or, if different, the company which employs you or to which you otherwise provide service (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Award and legally applicable to you or deemed by the Company or the Service Recipient in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Award, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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(b) You agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient, as applicable, in connection with any relevant taxable or tax withholding event, as applicable, to satisfy any withholding obligation related to Tax-Related Items.

7. Award Not an Employment or Service Contract. Nothing this Agreement will be deemed to constitute an employment or other service contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any affiliate thereof or limit in any way the right of the Company or any affiliate thereof to terminate your employment or other relationship at any time, with or without cause.

8. No Right to Damages. You will have no right to bring a claim or to receive damages in the event the Award does not vest.

9. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the Award evidenced hereby, you acknowledge that:

(a) the grant of the Award is a one-time benefit which does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity awards;

(b) the value of the Award is an extraordinary item of compensation which is outside the scope of your employment or other service contract, if any, and does not replace any pension rights or other compensation;

(c) the Award is not part of normal or expected compensation for any purpose;

(d) the future value of the Shares underlying the Award is unknown, indeterminable and cannot be predicted with certainty;

(e) if the Shares underlying the Award do not increase in value, the Award may have limited or no value; and

(f) neither the Company, the Service Recipient nor any affiliate of the Company or the Service Recipient will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the Award or to the subsequent sale of any Shares acquired thereunder.

10. Data Privacy.

(a) Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of the Company’s stock or directorships held in the Company, details of all equity awards granted to you or any other entitlement to shares or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the legitimate purpose of implementing, administering and managing the Award. Where required, the legal basis for the collection and processing of Data is your consent.

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(b) Stock Plan Administration and Stock Plan Administrator. You understand that the Company may transfer Data to a third-party stock plan administrator/broker (“Stock Plan Administrator”), which assists the Company, presently or in the future, with the implementation, administration and management of the Award. You may be asked to agree on separate terms and data processing practices with the Stock Plan Administrator.

(c) International Data Transfers. The Company and the Stock Plan Administrator may be based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. Where required, the Company’s legal basis for the transfer of Data to the United States, including to the Stock Plan Administrator, is your consent.

(d) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your Award, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data is retained until after your Termination of Service, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Receipt of the Award is voluntary and you are providing the consents herein on a voluntary basis. You understand that you may request to stop the transfer and processing of the Data with respect to the Award and that your service relationship with the Company or the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company may not be able to allow you to hold the Award. You understand that the Data will still be processed in relation to your employment or service relationship for record-keeping purposes.

(f) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data that the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarifications regarding these rights or to exercise these rights, you can contact the Company’s Chief Executive Officer.

11. Insider Trading/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, your country, your broker’s country and/or the country where the Shares may be listed, which may affect your ability to accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., the Award) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (1) disclosing the inside information to any third party and (2) “tipping” third parties or otherwise causing them to buy or sell Company securities; “third parties” includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. It is your responsibility to comply with any applicable restrictions and you are advised to speak to your personal advisor on this matter.

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12. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and on any Shares acquired under the Award, to the extent the Company determines it is necessary or advisable to comply with applicable laws or facilitate a change of control of the Company. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are working at the time of grant or vesting of the Award or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you must fulfill.

13. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate through any online or electronic system established and maintained by the Company or a third party designated by the Company.

14. Changes to Company’s Common Stock.

If the Company undertakes a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or similar change in the Company’s corporate or capital structure that results in (x) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (y) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Company will make proportional adjustments in the number and kind of securities that are subject to the Award, as necessary to prevent the diminution or enlargement of rights under this Agreement. The determination by the Company as to the terms of any of the foregoing adjustments will be conclusive and binding. For clarity, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to, the Award.

15. Foreign Asset/Account Reporting Requirements and Exchange Controls.

To the extent you reside outside the United States, your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares purchased under the Award or cash received in connection therewith (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired thereunder) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of the Award to your country through a designated bank or broker within a certain time after receipt. It is your responsibility to be compliant with such regulations, and you are advised to consult your personal legal advisor for any details.

16. Compliance with Laws Applicable to the Award and Delivery of Shares Thereunder.

The Award, and the delivery of any Shares thereunder, must also comply with applicable laws and regulations governing the Award. Further, unless there is an available exemption from any other registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Award prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with applicable laws.

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17. Miscellaneous.

(a) Successors and Assigns. The rights and obligations of the parties hereunder will be binding on and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(b) No Rights as Stockholder. The Award does not entitle you to any rights as a stockholder of the Company prior to issuance of shares of Common Stock thereunder, including the right to vote any shares or to receive dividends or dividend equivalents.

(c) Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(d) Notices. Any notice, demand or request required or permitted to be given under this Agreement will be in writing and will be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail (or comparable non-U.S. postal service) as certified or registered mail with postage prepaid, addressed to the party to be notified at the party’s address on record with the Company.

(e) Recoupment. The Award will be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Stock or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into this Agreement.

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